Exhibit 10.1

EXECUTION VERSION

December 20, 2012

Hotspurs Holdings LLC
8500 Normandale Lake Blvd., Suite 1500
Minneapolis, MN 55437
Attn:      Jeff Thuringer

Re: Hotspurs Equity Commitment Letter

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of even date herewith (as the same may be amended from time to time, the “Merger Agreement”), among FirstCity Financial Corporation, a Delaware corporation (the “Company”), Hotspurs Holdings LLC, a Delaware corporation (“Parent”), and Hotspurs Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), pursuant to which Parent will acquire the Company by causing Merger Subsidiary to merge with and into the Company, on the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms herein used but not defined shall have the meanings ascribed to them in the Merger Agreement. This letter agreement is being delivered to Parent in connection with the execution of the Merger Agreement today by Parent, Merger Subsidiary and the Company, to induce the Company to enter into the Merger Agreement.

1.             Commitment. This letter agreement confirms the commitment of each of the undersigned (each, an “Investor” and collectively, the “Investors”), severally and not jointly, subject to the conditions expressly set forth herein, to purchase equity of Parent, on or prior to the Closing, for the purpose of enabling (a) Parent to pay or cause to be paid (x) the aggregate Merger Consideration due under Sections 3.1(b) and 3.3(b) of the Merger Agreement at the Effective Time, (y) the aggregate Option Consideration due under Section 3.3(a) of the Merger Agreement upon Company request and (z) the aggregate fair value amounts payable for Dissenting Shares under Section 3.4 of the Merger Agreement upon Company request (the aggregate amounts in clauses (x), (y) and (z) collectively referred to as the “Merger Amount”), and (b) Parent and Merger Subsidiary to pay for any and all fees and expenses payable by such parties in connection with the Merger Agreement and the transactions contemplated therein, in each case, in an aggregate amount equal to the percentage of the Aggregate Commitment set forth opposite such Investor’s name on Exhibit A hereto (such amount with respect to each Investor is such Investor’s “Maximum Investor Commitment”); provided, that no Investor shall, under any circumstances, be obligated to purchase equity from Parent or otherwise provide any funds to Parent in an amount exceeding the amount of such Investor’s Maximum Investor Commitment and the Investors, collectively, shall not, under any circumstances, be obligated to purchase equity from Parent or otherwise provide any funds to Parent in an amount exceeding the Aggregate Commitment. The term “Aggregate Commitment” means an amount equal to ONE HUNDRED AND SEVEN MILLION ONE HUNDRED AND NINE THOUSAND SIX HUNDRED AND FORTY FIVE DOLLARS ($107,109,645). Each Investor hereby represents and warrants to the Parent (and to the Company as a third party beneficiary under this letter agreement) that (a) Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) Investor has the requisite power and authority to enter into, execute and deliver this letter agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this letter agreement; (c) this letter agreement has been duly and validly executed and delivered by the Investor and (assuming due authorization, execution and delivery hereof by the other parties hereto) constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally or by legal principles of general applicability governing the availability of equitable remedies, (d) except as set forth in this letter agreement, there are no conditions precedent, limitations or other contingencies related to or affecting the funding of the Merger Amount and (e) it has (and will continue to have) immediately available funds or uncalled capital in an amount not less than such Investor’s Maximum Investor Commitment and no internal or other approval is required for such Investor to fulfill its obligations hereunder. The representations and warranties in the immediately prior sentence shall survive termination of this letter agreement.

2.             Termination. Each Investor’s obligation to fund its Maximum Investor Commitment is subject to the terms of this letter agreement and (a) the execution and delivery of the Merger Agreement by the Company, (b) the satisfaction or waiver of the conditions to Parent and Merger Subsidiary’s obligations to effect the closing as set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions at Closing), subject to the terms of Section 7.4 thereof and (c) the substantially simultaneous closing of the Merger in accordance with the terms of the Merger Agreement. The obligation of each Investor to fund its Maximum Investor Commitment will terminate automatically and immediately upon the earliest to occur of (1) the consummation of the Closing, (2) a valid termination of the Merger Agreement in accordance with its terms, (3) the funding of the Aggregate Commitment as contemplated in and for the purposes set forth in the Merger Agreement, (4) the payment by the Investors of their Guaranteed Obligations (as defined in the Limited Guarantee) under the Limited Guarantee on the terms and subject to the conditions thereof, (5) the assertion by the Company or any of its Affiliates of any claim against any Investor or any Investor Related Party (as defined below) thereof in connection with this letter agreement, the Merger Agreement, the Limited Guarantee or any of the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection herewith or therewith) and (6) July 31, 2013; provided, that with respect to clauses (5) and (6) of this Section 2, no such termination shall be effective if the Company or any of its Affiliates is seeking specific performance of Parent’s obligation to fund the Equity Financing pursuant to its rights under Section 9.11(e) of the Merger Agreement, under this letter agreement or pursuing its rights under the Limited Guarantee. Sections 3, 4, 5, 6, 7 and 11 hereof shall survive any such termination.

3.             No Recourse.

(a)           In connection with the execution and delivery of this letter agreement, the Investors are concurrently executing and delivering to the Company a limited guarantee related to certain obligations of Parent and Merger Subsidiary under the Merger Agreement (the

“Limited Guarantee”).  Except for Company’s rights set forth in Section 8.3(f)(i) of the Merger Agreement, the Company’s remedies against the Guarantors (as defined in the Limited Guarantee) and any Affiliates of the Guarantors (other than Parent and Merger Sub) in respect of the Guaranteed Obligations (as defined in the Limited Guarantee) shall be the sole and exclusive remedies available to the Company against any Guarantor or any Affiliate of a Guarantor (other than Parent and Merger Subsidiary) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, or the transactions contemplated thereby, whether or not Parent’s or Merger Subsidiary’s breach is caused by any Investor’s breach of its obligations under this letter agreement.  Except as expressly provided herein or in the Limited Guarantee, the undersigned investors acknowledge and agree that under no circumstances shall the Company or its Affiliates or any of their respective former, current or future direct or indirect directors, officers, employees, agents, partners, managers, members, securityholders, stockholders, controlling Persons, assignees or Representatives have any liabilities or obligations to the Investors or the Investor Related Parties arising under, or in connection with, this letter agreement, the Merger Agreement, or the transactions contemplated hereby or thereby (or in respect of any oral representations made or alleged to be made in connection herewith or therewith).

(b)           Notwithstanding anything that may be expressed or implied in this letter agreement, Parent, by its acceptance hereof, covenants, acknowledges and agrees that no Person other than the undersigned shall have any obligation hereunder and that, (a) notwithstanding that any of the undersigned and their permitted assignees hereunder may be a partnership or limited liability company, no recourse (whether at law, in equity, in contract, in tort or otherwise) hereunder or under any documents or instruments delivered in connection herewith, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be had against any former, current or future direct or indirect director, officer, employee, agent, partner, manager, member, securityholder, Affiliate, stockholder, controlling Person, Representative or other financing source of the undersigned, other than permitted assignees of the Investors, and Parent, Merger Subsidiary or their permitted assignees under the Merger Agreement (any such Person, other than (x) the undersigned and their permitted assignees hereunder, or (y) Parent, Merger Subsidiary or their permitted assignees under the Merger Agreement, an “Investor Related Party”), or any Investor Related Party of any of such undersigned’s Investor Related Parties (including, without limitation, in respect of any liabilities or obligations arising under, or in connection with, this letter agreement or the transactions contemplated hereby (or in respect of any oral representations made or alleged to be made in connection herewith or therewith) or with respect to any action (whether at law, in equity, in contract, in tort or otherwise), including, without limitation, in the event Parent or Merger Subsidiary breaches its obligations under the Merger Agreement and including whether or not Parent’s or Merger Subsidiary’s breach is caused by the breach by any Investor of its obligations under this letter agreement) whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise incurred by any Investor Related Party of any of the undersigned or any Investor Related Party of any of the undersigned’s Investor Related Parties under this letter agreement or any documents or instruments delivered in connection herewith (or in respect of any oral representations made or alleged to be made in connection herewith or therewith) or for any action (whether at law, in equity, in contract, in tort or otherwise) based on, in respect of, or by reason of such obligations hereunder or by their creation. Nothing in this letter agreement, express or implied, is intended to or shall confer upon any Person, other than Parent, the Company (as set forth in Section 5 hereof) and the undersigned, any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement.

4.             Assignment; Reliance. This letter agreement, Parent’s rights, interests or obligations hereunder and each Investor’s commitment hereunder shall not be assignable to any other Person without the prior written consent of the other parties hereto and the Company and any attempted assignment without such consent shall be null and void and of no force and effect, except that (a) Parent may assign its rights hereunder to a permitted assignee of Parent’s rights and obligations under the Merger Agreement made in accordance with the terms thereof or (b) each Investor may assign its commitments hereunder to an affiliate of such Investor; provided, however, that notwithstanding any such assignment, each Investor shall remain fully liable to perform all of its obligations hereunder. Each Investor acknowledges that the Company has entered into the Merger Agreement in reliance upon, among other things, the commitment of the Investors set forth herein.

5.             Binding Effect. This letter agreement may be relied upon only by Parent; provided that the Company may rely upon this letter as an express third party beneficiary. Except as set forth in the preceding sentence, nothing set forth in this letter agreement shall be construed to confer upon or give any Person other than Parent and the Company any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Aggregate Commitment or any Maximum Investor Commitment or any provisions of this letter agreement. Parent may only enforce this letter agreement at the direction of the Sponsor in its sole discretion, and Parent shall have no right to enforce this letter agreement unless directed to do so by the Company or Sponsor in its sole discretion. For purposes of this letter agreement, “Sponsor” shall mean The Värde Fund X (Master), L.P. The Company may in its discretion, as permitted under Section 9.11 of the Merger Agreement, directly seek to enforce Parent’s rights under this letter agreement.  For the avoidance of doubt, while the Company may pursue both specific performance as permitted by Section 9.11 of the Merger Agreement and the payment of the Parent Termination Fee and Expenses payable pursuant to Section 8.3(d) of the Merger Agreement, (i) in no event shall the Company be entitled to specific performance of the Merger Agreement, the Limited Guarantee, this letter agreement from and after such time as the Company has received the Parent Termination Fee and Expenses payable pursuant to Section 8.3(d) of the Merger Agreement and (ii) under no circumstances shall the Company be entitled to receive both (A) a grant of specific performance pursuant to Section 9.11 of the Merger Agreement to effect the consummation of the Merger and (B) the Parent Termination Fee and any Expenses payable pursuant to Section 8.3(d) of the Merger Agreement.  For the avoidance of doubt and notwithstanding anything to the contrary contained herein or in the Merger Agreement, and notwithstanding that this letter agreement is referred to in the Merger Agreement, no party other than Parent (and the Company as an express third party beneficiary) shall have any rights against the Investors pursuant to this letter agreement.

6.             Confidentiality. This letter agreement shall be treated as strictly confidential and is being provided to Parent solely in connection with the Merger Agreement and the transactions contemplated thereby. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of each of the Investors.

Notwithstanding the foregoing, this letter agreement may be provided to the Company and its advisors who have been directed to treat this letter agreement as confidential, and the Company shall cause such advisors to so treat this letter agreement as confidential, and this letter agreement may be disclosed as required by applicable law or governmental or judicial process or order.

7.             Governing Law; Venue.

(a)           This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of law hereof.

(b)           The parties hereto, on their behalf and on behalf of their respective Affiliates, irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such Court or the Delaware Supreme Court determines that the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, the Superior Court of the State of Delaware) and the federal Courts of the United States of America located in the State of Delaware (and of the appropriate appellate Courts therefrom) in connection with any dispute arising out of, in connection with, in respect of, or in any way relating to:

(i)            the negotiation, execution and performance of this letter agreement and the transactions contemplated hereby;

(ii)           the interpretation and enforcement of the provisions of this letter agreement and the documents referred to in this letter agreement, or

(iii)          any actions of or omissions by any Covered Party (as defined below) in any way connected with, related to or giving rise to any of the foregoing matters (the foregoing clauses (i), (ii) and (iii) collectively, the “Covered Matters”),and hereby waive, and agree not to assert as a defense in any Legal Proceeding with regard to or involving a Covered Matter, that such Legal Proceeding may not be brought or is not maintainable in said Courts or that venue thereof may not be appropriate or that this letter agreement or any such document may not be enforced in or by such Courts, and the parties hereto, on their behalf and on behalf of their respective Affiliates, irrevocably agree that all claims with respect to such Legal Proceeding shall be heard and determined exclusively by such a Delaware state or federal Court.  The parties hereto, on their behalf and on behalf of their respective Affiliates, hereby consent to and grant any such Court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such Legal Proceeding in the manner provided in Section 9.1 of the Merger Agreement or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(c)           In addition, by entering into this letter agreement, each party hereto, on their behalf and, to the fullest extent permissible by applicable Law, on behalf of their respective equityholders, partners, members, directors, Affiliates, officers or agents, as the case may be, covenants, agrees and acknowledges, that it shall not bring any Legal Proceeding (regardless of the legal theory or claim involved or the procedural nature of any such Legal Proceeding) with regard to any Covered Matter against any Covered Party, other than the parties hereto.

(d)           The parties hereto acknowledge and agree that (i) the agreements contained in this Section 7 are an integral part of this letter agreement and the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this letter agreement, (ii) any breach of this Section 7 would result in irreparable harm and that monetary damages would not be a sufficient remedy for any such breach and (iii) that any breach of this Section 7 will be deemed a material breach of this letter agreement.  Accordingly, each Covered Party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach by a party (or any affiliate of such party) and in case of any such breach, the non-breaching party shall be excused from its performance obligations under this letter agreement.

For the purposes of this Section 7, “Covered Party” shall mean (i) any party hereto, (ii) any such parties’ officers, directors, managers, agents, employees, or Affiliates or (iii) any officer, director, manager, agent, or employee of any such Person, all of whom are intended third party beneficiaries of this Section 7.

8.             Counterparts; Delivery by Facsimile or Email. This letter agreement may be signed in any number of counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This letter agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

9.             Entire Agreement; Amendment. This letter agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this letter agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.  Except as otherwise expressly provided in this letter agreement, neither this letter agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto (and the Company as an express third party beneficiary hereof) any rights or remedies hereunder except for Section 7, which is intended for the benefit of the Covered Parties.  Except as otherwise expressly provided in this letter agreement, this letter agreement may be enforced only against, and any claims or causes of action that may be based upon, arise out of or relate to this letter agreement, or the negotiation, execution or performance of this letter agreement may be made only against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, equityholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this letter agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or any claim related to tort or contract theories of Law. The parties hereto acknowledge that this letter agreement cannot be modified, amended nor terminated (except as permitted in Section 2 above) in any manner whatsoever, nor any of the provisions hereof waived, without the prior written approval of Company, in its sole discretion.

10.          Severability. If any term or other provision of this letter agreement is invalid, illegal or unenforceable, all other terms and provisions of this letter agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

11.          Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this letter agreement were not performed in accordance with the terms hereof on a timely basis or were otherwise breached.  It is accordingly agreed that, subject to the provisions of this Section 11, the parties (and the Company as an express third party beneficiary hereof) shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in the Federal Court of the United States of America sitting in the State of Delaware), without proof of actual damages or otherwise.  This right is in addition to any other remedy at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

12.          Headings. The headings contained in this letter agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this letter agreement.

13.          Mutual Drafting. Each party has participated in the drafting of this letter agreement, which each party acknowledges is the result of extensive negotiations between the parties; accordingly, in the event an ambiguity or question of intent or interpretation arises, this letter agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this letter agreement.

14.          Further Assurances. Parent, Merger Subsidiary and the Investors will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this letter agreement.

15.          Interpretation. In this letter agreement, unless otherwise specified, the following rules of interpretation apply:

(a)           references to Sections, Exhibits, clauses and Parties are references to sections or sub-sections, exhibits and clauses of, and parties to, this letter agreement;

(b)           references to any Person include references to such Person’s successors and permitted assigns;

(c)           words importing the singular include the plural and vice versa;

(d)           words importing one gender include the other gender;

(e)           references to the word “including” shall be deemed to be followed by the words “without limitation” in each case where such words do not follow the word “including”;

(f)            the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this letter agreement, refer to this letter agreement as a whole and not to any particular provision of this letter agreement;

(g)           references to “$” or “dollars” refer to U.S. dollars; and

(h)           “or” is not exclusive;

(i)            a defined term has its defined meaning throughout this letter agreement and in each Exhibit and Schedule to this letter agreement, regardless of whether it appears before or after the place where it is defined.

16.          No Agreement Until Executed. This letter agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto, and (ii) this letter agreement is executed by all parties hereto.

17.          Obligations Several and Not Joint. The obligations of each party hereunder shall be several and not joint, and no party shall be liable for any breach of the terms of this letter agreement by any other party.

[Signature Page Follows]

Very truly yours,

THE VÄRDE FUND X (MASTER), L.P.
By:	The Värde Fund X (GP), L.P., Its General Partner
By:	The Värde Fund X GP, LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ Jason R. Spaeth
Name:	Jason R. Spaeth
Title:	Managing Principal

VÄRDE INVESTMENT PARTNERS, L.P.
By:	Värde Investment Partners G.P., LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ Jason R. Spaeth
Name:	Jason R. Spaeth
Title:	Managing Principal

VÄRDE INVESTMENT PARTNERS (OFFSHORE) MASTER, L.P.
By:	Värde Investment Partners G.P., LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ Jason R. Spaeth
Name:	Jason R. Spaeth
Title:	Managing Principal

THE VÄRDE FUND VI-A, L.P.
By:	Värde Investment Partners G.P., LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ Jason R. Spaeth
Name:	Jason R. Spaeth
Title:	Managing Principal

Signatures continue on the following page

Signature page to Equity Commitment Letter

Accepted and Agreed

HOTSPURS HOLDINGS LLC

By:	/s/ Jason R. Spaeth
Name:	Jason R. Spaeth
Title:	President and Chief Executive Officer

Signature page to Equity Commitment Letter

EXHIBIT A

Investor	Percentage of the Aggregate Commitment
The Värde Fund X (Master), L.P.	84%
Värde Investment Partners, L.P.	8%
Värde Investment Partners (Offshore) Master, L.P.	5%
The Värde Fund VI-A, L.P.	3%